Kaltura, Inc.
Policy for
Recovery of Erroneously Awarded Compensation
(Clawback)
Version date: November 20, 2023

1.Purpose and General Scope
1.1.Kaltura, Inc. (the “Company”) has adopted this Policy for Recovery of Erroneously Awarded Compensation (the “Policy”), effective as of November 20, 2023 (the “Effective Date”) for setting clawback rules for the recoupment of erroneously awarded incentive-based compensation in the event of a triggering restatement as set forth hereinbelow.
1.2.The Policy includes the following exhibits:
Exhibit A – Specimen of Officer’s Acknowledgement & Consent form
2.Definitions, Terms and Interpretation
2.1.The following expressions and terms shall have the meaning as hereinafter defined, unless the context otherwise requires:

“Affiliate”	-	with respect to any particular Person, means any other Person directly or indirectly Controlling, Controlled by or under common Control with such particular Person.

“Applicable Rules”	-	means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the U.S. Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.

“Board”	-	the Board of Directors of the Company.

“Committee”	-
means the committee of the Board responsible for executive compensation decisions comprised solely of independent directors (as determined under the Applicable Rules; namely, the Compensation Committee of the Board), or in the absence of such a committee, a majority of the independent directors serving on the Board.

“Control”, “Controlling”, “Controlled” or other declension of such term	-
with respect to any Person, shall mean: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by agreement or otherwise; and/or (b) the possession, directly or indirectly, of the power to elect and remove one half or more of the directors or other individuals exercising similar authority with respect to such Person, whether through the ownership of voting securities, by contract or otherwise; and/or (c) the possession, directly or indirectly, of a voting interest of 50% or more.

Kaltura, Inc. • 860 Broadway, 3rd Floor New York, NY 10003 • Tel: 646-290-5445 Allied Tower, 9 Ben-Gurion Road, Bnei-Brak, Israel
www.kaltura.com

“Erroneously Awarded Compensation”	-
means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.

“Exchange Act”	-	means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure”	-	means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock or share price and total equityholder return.

“GAAP”	-	means United States generally accepted accounting principles.

“IFRS”	-	means international financial reporting standards as adopted by the International Accounting Standards Board.

“Impracticable”	-	means (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company (i) has made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the relevant listing exchange or association; (b) to the extent permitted by the Applicable Rules, the recovery would violate the Company’s home country laws pursuant to an opinion of home country counsel; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such violation, and (ii) provided such opinion to the relevant listing exchange or association; or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

“Incentive-Based Compensation”	-
means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after beginning service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the issuer has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.

“Officer”	-	means each person who serves as an executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.

“Other Recovery Arrangements”	-	shall have the meaning ascribed to it in Section 9 hereof.

Kaltura - Clawback Policy (Board) - 11-14-2023

“Person”	-	means an individual or an incorporated or other legal entity, such as, but not limited to, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or similar bodies.

“Restatement”	-	means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Three-Year Period”	-
means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

2.2.All capitalized terms used but not defined hereinabove, shall have the meaning ascribed for then as herein below defined.
2.3.The Preamble to this Policy forms an integral part hereof.
2.4.The Schedules, Annexes, Appendixes, Tables, Exhibits and other attachments to this Policy constitute an integral part hereof.
2.5.The headings of the Sections, Schedules, Annexes, Appendixes, Tables, Exhibits and other attachments in this Policy are for convenience of reference only and shall not affect or limit in any way the interpretation or construction of the provisions of this Policy.
2.6.Any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.
2.7.Interpretation. This Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith. In such event, the General Counsel together with the Company’s Chief Executive Officer or Chief Financial Officer, shall replace the said provision with a substitute, valid and enforceable provision or procedure which is consistent with such Applicable Rules and most nearly effectuates the Company’s intent in establishing this Policy. Such a change shall be ratified by the Committee or by the Board at its subsequent meeting.
3.Persons Subject to Policy
This Policy shall apply to current and former Officers of the Company. Each Officer shall be required to sign an acknowledgment pursuant to which such Officer will agree to be bound by the terms of, and comply with, this Policy substantially in the form of Exhibit A hereof; however, any Officer’s failure to sign any such acknowledgment shall not negate the application of this Policy to the Officer.
Kaltura - Clawback Policy (Board) - 11-14-2023

4.Compensation Subject to Policy
This Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
5.Recovery of Compensation
In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company.
For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.
6.Manner of Recovery; Limitation on Duplicative Recovery
The Committee shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.
7.Administration
This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board of Directors of the Company may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, Officers, equityholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, unless prohibited under applicable law, including any Applicable Rules.
Ay its capacity as administrator, the Committee shall take reasonable steps to inform the Company’s Officers of this Policy and obtain their agreement to this Policy as set forth in Section 3 above, which steps may constitute, unless other measures taken, the inclusion of this Policy as an attachment to any award that is accepted by the respective Officer.
8.No Indemnification; No Liability
The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of the
Kaltura - Clawback Policy (Board) - 11-14-2023

Company, its officer and employees, an affiliate of the Company or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.
9.Application; Enforceability
9.1.Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company.
9.2.This Policy shall be construed as an instrument for the benefit of a third party with respect to the Company’s Affiliates, and shall apply to all the Company’s Affiliates regardless the employment or engagement structure with the respective Officer, and regardless weather such Affiliates have establish their own clawback policies or Other Recovery Agreements or not.
10.Severability
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
11.Amendment and Termination
The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.

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Kaltura - Clawback Policy (Board) - 11-14-2023

Exhibit A

ACKNOWLEDGMENT AND CONSENT TO
POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

The undersigned has received a copy of the Policy for Recovery of Erroneously Awarded Compensation (the “Policy”) adopted by Kaltura, Inc. (the “Company”) on or about November 20, 2023.
For good and valuable consideration, the receipt of which is acknowledged, the undersigned agrees to the terms of the Policy and any further update or amended thereof as shall be required under any applicable law, and agrees that compensation received by the undersigned may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary. The undersigned further acknowledges and agrees that the undersigned is not entitled to indemnification in connection with any enforcement of the Policy and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise.

Name	Date	Signature

Kaltura - Clawback Policy (Board) - 11-14-2023